Exhibit (a)(5)(F)

Telemar Norte Leste S.A. Announces Extension of Cash Tender Offer

for the Common Shares of Tele Norte Celular Participações S.A.

Rio de Janeiro, Brazil, November 14, 2008 – Telemar Norte Leste S.A. (“Telemar”), a leading telecommunications services provider in Brazil, announced today that it has extended the Expiration Date of its cash tender offer (the “Tender Offer”) for any and all of outstanding common shares (the “common shares”) of Tele Norte Celular Participações S.A. (“TNCP”). The Expiration Date previously announced was November 16, 2008. As of 5:00 p.m., New York City time, on November 13, 2008, no common shares of TNCP had been tendered pursuant to the Tender Offer.

As previously disclosed, on October 13, 2008 the Superintendant for the Registration of Securities of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or the “CVM”) accepted the arguments in an appeal from an investor in TNCP and revised its previous decision granting registration of the Tender Offer.

On October 29, 2008, Telemar filed an appeal of this decision with the Board of Commissioners of the CVM. Telemar anticipates that a final determination of the CVM on its appeal will be made on or prior to December 5, 2008, although Telemar can offer no assurances that a final determination of the CVM will be made on or prior to that date.

As a result of the October 13, 2008 decision of the Superintendant for the Registration of Securities of the CVM, the CVM withdrew its registration of the Tender Offer on October 13, 2008, and as a result of this withdrawal, the Tender Offer was suspended and the auction that was expected to occur on October 16, 2008 has been postponed until the Board of Commissioners of the CVM provides a definitive decision regarding the appeal.

Following the conclusion of Telemar’s appeal, Telemar expects that the registration of the Tender Offer will be reinstated or a new registration will be issued, and that a new date and time for the auction will be established by the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or the “BOVESPA”). Following the establishment of the new date and time for the auction, Telemar intends to extend the Expiration Date and Expiration Time for the Tender Offer to coincide with the deadline established by the BOVESPA for shareholders to qualify their common shares of TNCP for the auction.

Telemar is hereby extending the Expiration Date for the Tender Offer until Monday, December 8, 2008 (the “New Expiration Date”). All references to the “Expiration Date” in the Offer to Purchase, dated September 16, 2008, as amended by Amendment No. 1 to Telemar’s Schedule TO filed with the U.S. Securities and Exchange Commission on October 10, 2008 and by Amendment No. 3 to Telemar’s Schedule TO filed with the U.S. Securities and Exchange Commission on October 15, 2008 (as so amended, the “Offer to Purchase”) shall be deemed to be references to the New Expiration Date. Telemar may further extend the Expiration Date at Telemar’s sole discretion. Telemar is also hereby extending the deadline for the withdrawal of tendered common shares until 12:00 noon, Brasília Time (9:00 a.m., New York City Time), on the Auction Date. The other terms and conditions of the Offer to Purchase remain unchanged.

Questions or requests for assistance regarding the Tender Offer or additional copies of the Offer to Purchase may be made to Roberto Terziani, Investor Relations Director, Telemar Norte Leste S.A., Rua Humberto de Campos, 425, 7º andar, Leblon, Rio de Janeiro, RJ, Brazil 22430-190, or by calling +55 21 3131-1208.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the common shares. The Tender Offer is only being made pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. Restrictions on the Tender Offer may also apply in other jurisdictions. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements are statements that are not historical facts, and are based on management’s current view and estimates of future economic circumstances, industry conditions, company performance, financial results and results of litigation and administrative proceedings. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Telemar, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

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